Exhibit 99.2

IDT ANNOUNCES CEO SUCCESSION PLAN, REVISED COMPENSATION FOR

CHAIRMAN AND CEO AND RETENTION OF FINANCIAL ADVISOR

(Newark, NJ; October 3, 2008) IDT Corporation (NYSE: IDT; IDT.C) announced today that its Board of Directors has approved a CEO succession plan, an extended employment and compensation arrangement with Howard Jonas, an agreement by its Vice Chairman/CEO to accept his base salary in IDT stock in lieu of salary and the retention of Jefferies & Company, Inc. to act as financial advisor to the Company.

IDT founder and Chairman, Howard Jonas, has agreed to become the Company’s Chief Executive Officer upon the retirement of the Company’s current CEO, Jim Courter. Mr. Courter’s current employment contract expires on October 21, 2009.

Mr. Jonas will enter into a five-year employment agreement with IDT, providing for the payment of his base compensation in shares of Common Stock for the five-year period beginning on January 1, 2009. This includes the previously announced agreement with Mr. Jonas to accept shares of Common Stock in lieu of base compensation for the first three years of that period. Under the Agreement, Mr. Jonas will receive a total of 3,518,518 shares of Common Stock in lieu of compensation in the fourth and fifth years of the agreement, and the restrictions on these additional shares will lapse at the end of the term of the agreement. The arrangement is subject to finalizing a revised definitive employment agreement between the Company and Mr. Jonas.

Mr. Courter, IDT Vice Chairman and CEO, has also agreed to accept shares of Class B Common Stock in lieu of a cash base salary during calendar 2009. For the period from January 1, 2009 through October 21, 2009, Mr. Courter will receive 903,556 restricted shares of Class B Common Stock, all of which will vest upon the expiration of the term of his employment contract.

In order to put into effect these changes in compensation, the Company will be proposing certain amendments to the Company’s 2005 Stock Option and Incentive Plan at the Company’s annual meeting of stockholders to be held on December 17, 2008.

Mr. Jonas served as the Company’s CEO from 1991 until 2001, and as the Chairman of the Board of Directors since the Company’s inception. During that time, the Company created the international call-back business, founded its Net2Phone subsidiary, and built one of the country’s leading prepaid calling card businesses.

“I am grateful to Jim Courter for all of his efforts on IDT’s behalf during his tenure, and particularly for agreeing to stay at the helm and guide our turn-around plan,” said Jonas. “I am looking forward to assuming the CEO role once again and to leading a renewed IDT toward realizing its tremendous potential. Our core businesses are generating positive operating cash-flow, and our oil shale and Zedge mobile content initiatives are extremely promising.”

Mr. Courter, 66, said, “I am pleased that the Board has selected Howard Jonas to assume the CEO post and that Howard has agreed to take on the role upon my retirement,” Courter said. “We have made solid progress on our restructuring and fixing what ails IDT, but there is more to do. I look forward to passing along a healthier IDT that is poised for growth.”

The Company also announced that it has retained Jefferies to serve as its financial advisor to assist the Company with the potential monetization of non-core assets, explore opportunities in the capital markets to finance the growth of its core businesses, and advise the Company with respect to strengthening its core businesses through strategic partnerships.

“As we continue to streamline the Company,” said Steve Brown, IDT’s CFO, “including possibly shedding business units, adding to our core businesses and financing our growth and other capital needs, the time is right to avail ourselves of outside expertise. We have worked with Jefferies in the past, and believe that their capabilities complement these strategic objectives.”

About IDT Corporation:

IDT Corporation (www.idt.net) is a multinational holding company with subsidiaries spanning several industries including: IDT Telecom, which provides telecommunications services to consumers and businesses, including prepaid and rechargeable calling cards, a range of voice over Internet protocol (VoIP) communications services, wholesale carrier services and local, long distance and wireless phone services; IDT Energy (www.idtenergy.com), which operates an Energy Services Company (ESCO) in New York State; IDT Carmel, which manages receivables portfolios and performs debt collection services; Zedge (www.zedge.net), which provides a web-based, worldwide destination for free, user-generated mobile content distribution and sharing; American Shale Oil Corporation (AMSO) (www.amso.net), which manages IDT’s U.S. oil shale initiative, and IDT Capital, whose portfolio of companies includes IDT Spectrum (www.idtspectrum.com), CTM Media Group (www.ctmmediagroup.com), and IDW Publishing (www.idwpublishing.com). IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations:

IDT Corporation

Bill Ulrey, 973-438-3838